SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 7th day of January, 2008, by and between, Mark W. Eichhorn (“Employee”) and SURFECT TECHNOLOGIES, INC. (the “Company”).

WHEREAS, Employee resigned from his employment with the Company on January 7, 2008 and the Employee’s employment with the Company ceased on such date.

WHEREAS, this Agreement governs the terms of Employee’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Resignation Date. Employee acknowledges that his last day of employment with the Company was January 7, 2008 (the “Resignation Date”). The Employee understands and agrees that, as of the Resignation Date, he was no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company and he has previously submitted for reimbursement any outstanding expenses incurred for which he seeks reimbursement. Within 10 business days of the execution of this Agreement by the Employee and the Company (but in no event later than January 31, 2008), the Company will pay Employee for any earned but unused vacation days (which amounts to $5,769.23). Employee understands and acknowledges that he shall be fully responsible for payment of any and all applicable taxes as may be associated with payment for his earned but unused vacation days, including, without limitation, Federal, state and local taxes, and that the Company shall bear no responsibility for any withholdings or payment of taxes related to such payment. The Employee further understands and agrees that, as of the Resignation Date, he was and is no longer authorized to conduct any business on behalf of the Company or to hold himself out as an officer, employee, agent or representative of the Company.

2. Severance. As severance, Employee shall be receiving the following payments and/or benefits:

(i) Payment of Employee’s base salary (at the 2007 rate) for the period January 1, 2008 through January 31, 2008 (amounting to a total payment of $12,500), which payment shall be made no later than January 31, 2008. Any and all payments shall be made in gross amounts, by check to the Employee’s current address. Employee understands and acknowledges that he shall be fully responsible for payment of any and all applicable taxes as may be associated with such payments, including, without limitation, Federal, state and local taxes, and that the Company shall bear no responsibility for any withholdings or payment of taxes related to such payments;

(ii) the Company will pay Employee’s insurance premiums through the earlier of January 31, 2008 or the Employee securing other employment. Employee will be required to notify the Company, in writing, of any form of employment he obtains within five (5) business days of securing such employment;

(iii) subject to approval by the Company’s Board of Directors, the Company will grant Employee shares of common stock of Surfect Holdings Inc. which has a value equivalent to $13,500 at the time of grant; and

(iv) within 10 business days of receipt of the entirety of amounts due to the Company in connection with orders currently placed with IMI and CV Inc., Employee will receive commission payments of $15,900 (related to the IMI order) and $9,000 (related to the CV Inc. order).

Employee acknowledges and agrees that the payments and benefits provided to him, as set forth within this paragraph, exceed any and all payments and/or benefits that would otherwise be due to the Employee as severance and unpaid salary and benefits, and that Employee is not entitled to any other payments, salary, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph, with the exception of payment for any accrued but unused vacation days for which the Company will provide payment to the Employee as set forth in Section 1 above.

3. Release. In exchange for the consideration provided for in this Agreement, Employee irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Employee or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Fair Labor Standards Act, the WARN Act, or any state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related claims. The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include Employee’s right to enforce the terms of this Agreement. Employee understands that this Agreement releases claims that he may not know about. This is Employee’s knowing and voluntary intent, even though Employee recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Agreement.

Except to enforce this Agreement, Employee agrees that he will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will he seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning his employment relationship with the Company and/or the termination thereof with respect to all of the claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to him and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Except for the payments and benefits set forth herein, Employee acknowledges that he has been paid all wages and other amounts due to him and that he is not entitled to any other payments or benefits of any kind.

If Employee should bring any action arising out of the subject matter covered by this Agreement, except to enforce this Agreement, he understands and recognizes that he will, at the option of the Company, be considered in breach of this Agreement and shall be required to immediately return any and all funds received pursuant to this Agreement. Furthermore, if the Company should prevail concerning any or all of the issues so presented, Employee shall pay to the Company all of the costs and expenses of defense, including attorney’s fees.

4. Restrictions on Competition and Solicitation. For a period of six (6) months from the date of this Agreement, Employee agrees to not directly or indirectly: (a) solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or entity to terminate or otherwise alter or modify, in any respect, its relationship with the Company; and (b) own, manage, operate, invest in, control, be employed by, participate in, be a financial sponsor of, or be connected in any manner with the ownership, management, operation or control of any business that competes with the Company or which is engaged in activities substantially similar to those in which the Company engages or plans to engage. Employee understands that the market for the Company’s business is worldwide, so the restrictions in this paragraph are not limited in area.

5. Company Information and Property. Employee agrees to immediately return to the Company all Company property and information in his possession including, but not limited to, Company reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other Company business information or records, in any form in which they are maintained, including records or information regarding Company customers, suppliers and vendors, and Company products and product development, and agrees that he will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Employee further agrees that he will not, in any manner, make use of any Company property and information in any future dealings, business or otherwise, and acknowledges that any use of Company property and information in any future dealings, business or otherwise, would constitute a breach of this Agreement. Employee acknowledges that any breach of this section would cause irreparable injury to the Company for which there is no adequate remedy at law and in addition to any remedies that may be available to the Company in the event of a breach or threatened breach of this section by Employee, including monetary damages, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction which would prevent Employee from violating or attempting to violate the provisions of this section of the Agreement. In seeking such an order, any requirement to post a bond or other undertaking shall be waived. In any such action, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

Employee further acknowledges that, except as may be expressly modified by the terms of this Agreement, the terms and conditions of the Employee Confidential Information and Inventions Agreement, by and between the Company and Employee, remain in full force and effect and remain binding on the Employee. (A copy of this agreement is annexed hereto.)

6. Confidentiality. Employee agrees that he will not disclose, directly or indirectly, the underlying facts that led up to this Agreement or the terms or existence of this Agreement. Employee represents that he has not and will not, in any way, publicize the terms of this Agreement and agrees that its terms are confidential and will not be disclosed by him except that he may discuss the terms of this Agreement with his attorneys, financial advisors, accountants, and members of his immediate family, or as required by law. Employee understands and agrees that should he violate this provision of the Agreement, he will be responsible to the Company for liquidated damages in the amount of any and all funds payable pursuant to this Agreement and understands that such monetary relief shall not be a bar to the Company’s pursuit of injunctive relief.

7. Non-disparagement. Employee represents and agrees that he shall refrain from making any written or oral statements to any person or entity with whom the Company or Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of the Company, its affiliates, employees, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, officers, agents, representatives, or clients.

The Company represents and agrees that it shall refrain from making any written or oral statements to any person or entity with whom the Company or the Employee has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of the Employee. Should there by any inquiry as to the Employee’s employment with the Company, the Company agrees to provide the following information: dates of Employee’s employment with the Company, position held by Employee, and the reason for Employee’s departure (i.e., voluntary resignation), and will not otherwise comment about the Employee or about the Employee’s performance of his duties and responsibilities while employed by the Company.

8. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflicts of law principles. Any dispute regarding this Agreement or the Employee’s employment shall be resolved in the Courts located in Maricopa County, Arizona, without a jury (which is hereby expressly waived).

9. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

10. Assignment. Employee has not assigned or transferred any claim he is releasing, nor has he purported to do so. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Employee’s heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

11. Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by the Employee; provided, however, that in accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), Employee’s waiver of ADEA claims under this Agreement is subject to the following: Employee may consider the terms of his waiver of claims under the ADEA for twenty-one (21) days before signing it and may consult legal counsel if Employee so desires. Employee may revoke his waiver of claims under the ADEA within seven (7) days of the day he executes this Agreement. Employee’s waiver of claims under the ADEA will not become effective until the eighth (8th) day following Employee’s signing of this Agreement. Employee may revoke his waiver of ADEA claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following Employee’s signing of this Agreement to: Mr. Anthony Maffia, Surfect Technologies, Inc., 1800 West Broadway Road, Tempe, Arizona 85282 (fax: 480-968-6083). In the event that Employee revokes his waiver of ADEA claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Company to provide the payments and benefits set forth in Section 2 of this Agreement shall be null and void. Employee further understands that if Employee does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

12. Acknowledgement. Employee acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least twenty-one (21) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

SURFECT TECHNOLOGIES, INC.

By: /s/ Steve Anderson
Steve Anderson
Chief Executive Officer

Executed on the 14th day of January, 2008

By: /s/ Mark W. Eichhorn
Mark W. Eichhorn

Executed on the 10th day of January, 2008